Exhibit 5.2

Zapp Electric Vehicles Group Limited

87/1 Wireless Road

26/F Capital Tower

All Seasons Place

Lumpini, Patumwan

Bangkok 10330 Thailand

March 4, 2025

Ladies and Gentlemen:

As the duly appointed Chief Legal Officer of Zapp Electric Vehicles Group Limited, a Cayman Islands exempt limited company (the “Company”), I have advised the Company in connection with its entry into the At the Market Offering Agreement dated March 3, 2025 (the “ATM Agreement”) between the Company and H.C. Wainwright & Co. LLC, pursuant to which the Company may issue and sell up to such number of ordinary shares, $0.002 par value per share, of the Company (the “Ordinary Shares” and the Ordinary Shares issuable and issued thereunder, the “Shares”), that does not exceed (a) the number or dollar amount of Ordinary Shares registered on the Registration Statement and set forth on the cover page of the Prospectus Supplement pursuant to which the offering is being made, (b) the number of authorized but unissued Ordinary Shares (less the number of Ordinary Shares issuable upon exercise, conversion or exchange of any outstanding securities of the Company or otherwise reserved from the Company’s authorized capital stock), or (c) the number or dollar amount of Ordinary Shares that would cause the Company or the offering of the Shares to not satisfy the eligibility and transaction requirements for use of Form F-3, including, if applicable, General Instruction I.B.5 of Registration Statement on Form F-3 (the lesser of (a), (b) and (c), the “Maximum Amount”), pursuant to the Company’s registration statement on Form F-3, filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on March 4, 2025, which includes a base prospectus (the “Registration Statement”) and a prospectus supplement relating to the offering of the Shares and filed with the Commission (the “Prospectus Supplement”), as may be amended or supplemented from time to time.

I am furnishing this opinion letter as Exhibits 5.2 and 23.2 to the Registration Statement.

In connection with the opinions expressed herein, I have reviewed originals or copies certified or otherwise identified to my satisfaction or final drafts of such documents as I have deemed necessary or appropriate for purposes of this opinion letter, including: (a) the Certificate of Incorporation of the Company dated November 15, 2022, issued by the Cayman Islands Registrar of Companies; (b) the Amended and Restated Memorandum and Articles of Association of the Company (the “Articles”), as currently in effect as of the date hereof; (c) the unanimous written resolutions of the directors of the Company dated as of March 3, 2025 approving the entry into the ATM Agreement, the filing of the Registration Statement, and the issuance of shares pursuant thereto; (d) the ATM Agreement; (e) the Letter Agreement, dated as of March 3, 2024, entered into by and between HCW and the Company; (f) a Certificate of Good Standing with respect to the Company issued by the Cayman Islands Registrar of Companies, dated November 14, 2024 (the “Certificate of Good Standing”); and the Registration Statement.

The opinions expressed below are given only as to, and based on, circumstances and matters of fact existing and known to me on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions, I have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Certificate of Good Standing and am personally aware that, as of the date of this opinion letter, there has been no change in the Company’s standing since the issuance thereof. I have also relied upon the following assumptions, which I have not independently verified: (a) original documents provided to me are genuine, and copies of documents, conformed copies or drafts of documents provided to me are true and complete copies of, or in the final forms of, the originals; (b) all signatures, initials and seals (other than any signatures, initials or seals effected by myself) are genuine; (c) there is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below; (d) the Company is not subject to the requirements of Part XVIIA of the Companies Act (As Revised) of the Cayman Islands; and (e) the effectiveness of the Registration Statement under the Securities Act will not have been terminated or rescinded.

Based upon the foregoing and subject to the qualifications set out below, and having regard to such legal considerations as I deem relevant, I am of the opinion that the Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing under the laws of the Cayman Islands, and that the Shares, when issued against payment therefor in accordance with the ATM Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

In this opinion the phrase “non-assessable” means, with respect to Ordinary Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, I make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transaction(s) that is/are the subject of this opinion.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading “Legal Matters” and elsewhere in the Prospectus and/or Prospectus Supplement included in the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Theodore Allegaert
Theodore Allegaert
Chief Legal Officer and Corporate Secretary, Zapp Electric Vehicles Group Limited